EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139645 and 333-122812 on Form S-3, and Registration Statement No. 333-139128 on Form S-8 of Jamba, Inc. of our report dated April 2, 2007, relating to the consolidated financial statements of Jamba Juice Company and subsidiary as of November 28, 2006 and for the period from June 28, 2006 to November 28, 2006 and for the fiscal year ended June 27, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) appearing in this Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended December 30, 2008.

/s/ Deloitte & Touche LLP

San Francisco, California
March 16, 2009